The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 9, 2019

January , 2019	Registration Statement Nos. 333-222672 and 333-222672-01; Rule424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund due January 25, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund, which we refer to as the Funds, is greater than or equal to 70.00% of its Initial Value, which we refer to as an Interest Barrier.
●	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the final Interest Payment Date).
●	The earliest date on which the notes may be redeemed early is July 25, 2019.
●	Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
●	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
●	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
●	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
●	Minimum denominations of $1,000 and integral multiples thereof
●	The notes are expected to price on or about January 18, 2019 and are expected to settle on or about January 28, 2019.
●	CUSIP: 48130WRU7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)(3)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total		$—	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3) J.P. Morgan Securities LLC, which we refer to as JPMS, will pay a referral fee of $4.50 per $1,000 principal amount note to an affiliated or unaffiliated dealer and may pay a structuring fee of $4.00 per $1,000 principal amount note with respect to some or all of the notes to other affiliated or unaffiliated dealers.

If the notes priced today, the estimated value of the notes would be approximately $986.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 5, 2018, underlying supplement no. 1-I dated April 5, 2018 and the prospectus and prospectus supplement, each dated April 5, 2018

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF), the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg ticker: XOP) and the Technology Select Sector SPDR® Fund (Bloomberg ticker: XLK) (each a “Fund” and collectively, the “Funds”)

Contingent Interest Payments:

If the notes have not been previously redeemed early and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $75.00 (equivalent to a Contingent Interest Rate of at least 15.00% per annum, payable at a rate of at least 7.50% semi-annually) (to be provided in the pricing supplement).

If the closing price of one share of any Fund on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: At least 15.00% per annum, payable at a rate of at least 7.50% semi-annually (to be provided in the pricing supplement)

Interest Barrier/Trigger Value: With respect to each Fund, 70.00% of its Initial Value

Pricing Date: On or about January 18, 2019

Original Issue Date (Settlement Date): On or about January 28, 2019

Review Dates*: July 18, 2019, January 21, 2020, July 20, 2020, January 19, 2021, July 19, 2021 and January 18, 2022 (the “final Review Date”)

Interest Payment Dates*: July 25, 2019, January 28, 2020, July 27, 2020, January 26, 2021, July 26, 2021 and the Maturity Date

Maturity Date*: January 25, 2022

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Early Redemption:

We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date) at a price, for each $1,000 principal amount note, equal to $1,000 plus the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Interest Payment Date on which the notes are redeemed early.

Payment at Maturity:

If the notes have not been redeemed early and the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Fund Return)

If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Fund: The Fund with the Least Performing Fund Return

Least Performing Fund Return: The lowest of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date

Final Value: With respect to each Fund, the closing price of one share of that Fund on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date

Payment at Maturity If the Notes Have Not Been Redeemed Early

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a hypothetical Contingent Interest Rate of 15.00% per annum, depending on how many Contingent Interest Payments are made prior to early redemption or maturity. The actual Contingent Interest Rate will be provided in the pricing supplement and will be at least 15.00% per annum.

Number of Contingent Interest Payments	Total Contingent Interest Payments
6	$450.00
5	$375.00
4	$300.00
3	$225.00
2	$150.00
1	$75.00
0	$0.00

PS-2 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Funds, assuming a range of performances for the hypothetical Least Performing Fund on the Review Dates.

The hypothetical payments set forth below assume the following:

●	the notes have not been redeemed early;
●	an Initial Value for the Least Performing Fund of $100.00;
●	an Interest Barrier and a Trigger Value for the Least Performing Fund of $70.00 (equal to 70.00% of its hypothetical Initial Value); and
●	a Contingent Interest Rate of 15.00% per annum (payable at a rate of 7.50% semi-annually).

The hypothetical Initial Value of the Least Performing Fund of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Fund.

The actual Initial Value of each Fund will be the closing price of one share of that Fund on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes have NOT been redeemed early and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$75.00
Second Review Date	$85.00	$75.00
Third through Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$90.00	$1,075.00
	Total Payment	$1,225.00 (22.50% return)

Because the notes have not been redeemed early and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,075.00 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,225.00.

Example 2 — Notes have NOT been redeemed early and the Final Value of the Least Performing Fund is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$45.00	$0
Second Review Date	$55.00	$0
Third through Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$40.00	$400.00
	Total Payment	$400.00 (-60.00% return)

Because the notes have not been redeemed early, the Final Value of the Least Performing Fund is less than its Trigger Value and the Least Performing Fund Return is -60.00%, the payment at maturity will be $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00%)] = $400.00

PS-3 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and underlying supplement.

●	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Value of any Fund is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
●	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of each Fund on that Review Date is greater than or equal to its Interest Barrier. If the closing price of any Fund on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing price of any Fund on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.
●	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation of any Fund, which may be significant. You will not participate in any appreciation of any Fund.
●	POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.
●	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE FINANCIAL SELECT SECTOR SPDR® FUND AND ITS UNDERLYING INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of the Financial Select Sector SPDR® Fund or the level of its Underlying Index (as defined under “The Funds” below).
●	RISKS ASSOCIATED WITH THE FINANCIAL SECTOR WITH RESPECT TO THE FINANCIAL SELECT SECTOR SPDR® FUND —
All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when these companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. These factors could affect the financial sector and could affect the value of the equity securities held by the Financial Select Sector SPDR® Fund

PS-4 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

and the price of the Financial Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

●	THE FINANCIAL SELECT SECTOR SPDR® FUND RECENTLY CEASED PROVIDING EXPOSURE TO THE REAL ESTATE SECTOR —
The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index. On September 19, 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”). In order to implement a corresponding change to its portfolio, the Financial Select Sector SPDR® Fund exchanged its real estate stocks for shares of the Real Estate Select Sector SPDR® Fund and then distributed those shares to its holders as a special share distribution with an ex-date of September 19, 2016. As of September 19, 2016, the Financial Select Sector SPDR® Fund no longer holds real estate stocks. The Financial Select Sector SPDR® Fund now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks. Consequently, the Financial Select Sector SPDR® Fund is less diversified, and is more concentrated in the financial sector, than it was before this change to its portfolio.
The net asset value of the shares of the Real Estate Select Sector SPDR® Fund distributed for each share of the Financial Select Sector SPDR® Fund represented approximately 18.8% of the net asset value of the Financial Select Sector SPDR® Fund as of September 16, 2016. Accordingly, the changes to the Financial Select Sector SPDR® Fund described above represent a significant change in the nature of the Financial Select Sector SPDR® Fund and its holdings. These changes could adversely affect the performance of the Financial Select Sector SPDR® Fund and, in turn, the value of the notes.
●	RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE TECHNOLOGY SELECT SECTOR SPDR® FUND —
All or substantially all of the equity securities held by the Technology Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities held by the Technology Select Sector SPDR® Fund and the price of the Technology Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.
●	RECENT CHANGES TO THE HOLDINGS OF THE TECHNOLOGY SELECT SECTOR SPDR® MAY AFFECT THE VALUE OF THE NOTES —
On September 28, 2018, the GICS® telecommunication services sector broadened and renamed the communication services sector to include companies that facilitate communication and offer related content and information through various media, resulting in the addition of three GICS® industries within the renamed communication services sector: media; entertainment; and interactive media & services. The Underlying Index for the Technology Select Sector SPDR® Fund, the Technology Select Sector Index, is designed to measure the performance of the GICS® information technology sector and telecommunication services sector. As a result, the Technology Select Sector SPDR® Fund liquidated its holdings of Facebook, Twitter and Alphabet to reflect the changes to its Underlying Index. This change could adversely affect the performance of the Technology Select Sector SPDR® Fund and, in turn, the value of the notes.
●	RISKS ASSOCIATED WITH THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTRY WITH RESPECT TO THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF —
All or substantially all of the equity securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF are issued by companies whose primary line of business is directly associated with the oil and gas exploration and production industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. Oil and gas companies develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the SPDR® S&P® Oil & Gas Exploration & Production ETF's performance. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims. These factors could affect the oil and gas exploration and production industry and could affect the value of the equity securities held by the SPDR® S&P® Oil & Gas Exploration & Production ETF and the price of the SPDR® S&P® Oil & Gas Exploration & Production ETF during the term of the notes, which may adversely affect the value of your notes.
●	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND — Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each

PS-5 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

individual Fund. Poor performance by any of the Funds over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Fund.

●	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING FUND.
●	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —
If the Final Value of any Fund is less than its Trigger Value and the notes have not been redeemed early, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of one share of the Least Performing Fund.
●	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If we elect to redeem your notes early, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where we elect to redeem your notes before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
●	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO THE FUNDS OR THOSE SECURITIES.
●	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —
The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.
●	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —
Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.
During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
●	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
●	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
●	LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
●	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —
You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Rate.
●	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the referral fee, the structuring fee, if any, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — See “The Estimated Value of the Notes” in this pricing supplement.

PS-6 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

●	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
●	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude the referral fee and the structuring fee, if any, and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.
●	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the referral fee, structuring fee, if any, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Funds

The Financial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index, which we refer to as the Underlying Index with respect to the Financial Select Sector SPDR® Fund. The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® financial sector of the S&P 500® Index, which currently includes companies in the following industries: banks; thrifts and mortgage finance; diversified financial services; consumer finance; capital markets; mortgage real estate investment trusts (“REITs”); and insurance. Prior to September 19, 2016, the Financial Select Sector Index also included companies in the following industries: equity REITs and real estate management and development. For additional information about the Financial Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement, as supplemented by the following paragraph.

On September 19, 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and development companies and REITs (other than mortgage REITs) (“real estate stocks”). In order to implement a corresponding change to its portfolio, the Financial Select Sector SPDR® Fund exchanged its real estate stocks for shares of the Real Estate Select Sector SPDR® Fund and then distributed those shares to its holders as a special share distribution with an ex-date of September 19, 2016. As of September 19, 2016, the Financial Select Sector SPDR® Fund no longer holds real estate stocks.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund of the SPDR® Series Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of an index derived from the oil and gas exploration and production segment of a U.S. total market composite index, which we refer to as the Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Underlying Index with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF is currently the S&P® Oil & Gas Exploration & Production Select Industry™ Index. The S&P® Oil & Gas Exploration & Production Select Industry™ Index is a modified equal-weighted index that is designed to measure the performance of the following GICS® sub-industries of the S&P Total Market Index: integrated oil & gas; oil & gas exploration & mining; and oil & gas refining & marketing. For additional information about the SPDR® S&P® Oil & Gas Exploration & Production ETF, see “Fund Descriptions — The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

The Technology Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index, which we refer to as the Underlying Index with respect to the Technology Select Sector SPDR® Fund. The Underlying Index is a modified market capitalization-based index that measures the performance of the GICS® information technology and telecommunication services sectors of the S&P 500® Index, which currently includes companies in the following industries: internet software and services; IT services; software; communications equipment; technology hardware, storage, and peripherals; electronic equipment, instruments and components; semiconductors and semiconductor equipment; diversified telecommunication services; and wireless telecommunication services. For additional information

PS-7 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

about the Technology Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices from January 3, 2014 through January 4, 2019. The closing price of one share of the Financial Select Sector SPDR® Fund on January 8, 2019 was $24.31. The closing price of one share of the SPDR® S&P® Oil & Gas Exploration & Production ETF on January 8, 2019 was $29.88. The closing price of one share of the Technology Select Sector SPDR® Fund on January 8, 2019 was $62.57. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

On September 19, 2016, the Financial Select Sector SPDR® Fund made a significant change to its portfolio so that it no longer holds real estate stocks. The Financial Select Sector SPDR® Fund now tracks the performance of only those financial company stocks that remain in the Financial Select Sector Index following its reconstitution, which exclude real estate stocks. The historical performance of the Financial Select Sector SPDR® Fund shown below might have been meaningfully different had the Financial Select Sector SPDR® Fund not held real estate stocks prior to September 19, 2016.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on the Pricing Date or any Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

Historical Performance of the Financial Select Sector SPDR® Fund Source: Bloomberg

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Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

Historical Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF Source: Bloomberg

Historical Performance of Technology Select Sector SPDR® Fund Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the

PS-9 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

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Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the referral fee paid to an affiliated or unaffiliated dealer, the structuring fee, if any, paid to other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the referral fee paid to an affiliated or unaffiliated dealer, plus the structuring fee, if any, paid to other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fifth business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

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Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
●	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
●	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-12 | Structured Investments

Callable Contingent Interest Notes Linked to the Least Performing of the Financial Select Sector SPDR® Fund, the SPDR® S&P® Oil & Gas Exploration & Production ETF and the Technology Select Sector SPDR® Fund